Exhibit 99.1

DITECH NETWORKS, INC.
825 E. MIDDLEFIELD ROAD
MOUNTAIN VIEW, CA. 94043

September 2, 2009

Lamassu Holdings, LLC
21 Whitesands Drive
Newport Coast, CA  92657
Attn:  Timothy Leehealey

Samuel Healey
21 Whitesands Drive
Newport Coast, CA  92657

Frank J. Sansone
2933 Arboridge Court
Fullerton, CA  92835

The following sets forth the agreement (the “Agreement”) between Lamassu Holdings L.L.C. and each of its affiliates listed in the signature blocks below (collectively, “Lamassu”), and Ditech Networks, Inc. (“Ditech”):

1.
Ditech hereby covenants and agrees that each of Mr. Alan Howe and Mr. Frank J. Sansone will be nominated by the Ditech Board of Directors (the “Board”) for election at the 2009 annual meeting of stockholders (the “2009 Annual Meeting”), to the class the term of office of which will expire at the 2012 annual meeting of stockholders.  Mr. Howe and Mr. Sansone will replace Mr. Avis and Mr. Manoliu, each of whom will cease to be members of the Board at such time.

2.
Prior to the 2009 Annual Meeting, (i) the Board shall recommend that Ditech’ stockholders vote in favor of Mr. Howe and Mr. Sansone at the 2009 Annual Meeting and (ii) Ditech shall solicit proxies for the election of Mr. Howe and Mr. Sansone at the 2009 Annual Meeting.

3.
For so long as Lamassu continues to beneficially own not less than 5% of the outstanding shares of Ditech common stock:  if the Lamassu Designee (as defined below) is unable or unwilling to continue to serve on the Board and as a result there is a vacancy created on the Board, the Board shall, consistent with its fiduciary duties, appoint a replacement director designated by Lamassu Holdings L.L.C. (other than Timothy Leehealey, who shall not be designated by Lamassu Holdings L.L.C.) to fill the resulting vacancy, provided that such replacement director is reasonably acceptable to Ditech (and the Board will not unreasonably withhold acceptance of any such replacement director); and Ditech will use its commercially reasonable efforts to secure the election to the Board of such replacement director; provided, however, that the Board may determine, in its sole discretion, that a replacement director is not reasonably acceptable if such replacement director shall not have signed a conditional resignation as a director of Ditech in the form attached here to as Schedule A.  Ditech hereby confirms that Mr. Sansone is reasonably acceptable to the Nominating and Corporate Governance Committee (“NCGC”) and the Board (provided that he has signed a conditional resignation as a director of Ditech in the form attached here to as Schedule A), and his nomination to the Board in satisfaction of the requirement of paragraph 1 meets the requirements of this paragraph 3.   For purposes of this Agreement, Mr. Sansone and any replacement director for Mr. Sansone shall each be deemed a “Lamassu Designee”.

4.
Lamassu shall use its best efforts to cause each Lamassu Designee to tender to Ditech a conditional resignation as a director of Ditech in the form attached here to as Schedule A.  If Lamassu shall cease to beneficially own at least 5% of the outstanding shares of Ditech common stock, the Board may accept the Lamassu Designee conditional resignation as a director of Ditech referred to above.

5.
Lamassu will vote all of the shares it beneficially owns in support of the slate of Directors nominated by the Board for the 2009 Annual Meeting (and will not support or participate in any “withhold the vote” or similar campaign, or support any other nominees other than the slate of Directors nominated by the Board).

6.
For a period beginning on the date of this letter agreement and continuing until 90 days from the date of the 2009 Annual Meeting, Lamassu will not (i) make any public statement regarding Ditech, the Board or any of Ditech’s officers, directors or employees, except for the press release attached hereto as Schedule A, or as may be required by law, or (ii) disparage Ditech, the Board, or any of Ditech’s officers, directors or employees, in any manner, including in any manner which could be harmful to Ditech or its business, the Board or its reputation, or the business reputation or personal reputation of any officer, director or employee of Ditech.

7.
Subject to the nominations of Mr. Howe and Mr. Sansone as specified in paragraph 1 as directors of Ditech, Lamassu hereby withdraws its previously announced notice of its intent to nominate directors with respect to the 2009 Annual Meeting.

8.	Promptly after the execution of this Agreement, Ditech and Lamassu will issue a joint press release in the form attached hereto as Schedule B.

9.
Each of Lamassu Holdings L.L.C. and the other entities included within Lamassu agrees that it will cause its controlled affiliates, current and future, to comply with the terms of this Agreement as if a party hereto.

10.
This Agreement may only be modified through a written agreement signed by Ditech and by Lamassu Holdings L.L.C.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.  This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

11.
This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

12.
Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

If you are in agreement please sign below.

Very truly yours,

DITECH NETWORKS, INC.

By:	/s/ Todd Simpson
Todd Simpson
Chief Executive Officer and President

	Address:	825 E. Middlefield Road
Mountain View, CA 94043
Telephone:
Facsimile:

Accepted and agreed as of the date set forth above.

LAMASSU HOLDINGS L.L.C.

By:	/s/ Timothy Leehealey
Timothy Leehealey
Managing Member
	Address:	21 Whitesands Dr.
Newport Coast, CA 92657
Telephone:
Facsimile:

/s/ Timothy Leehealey
Timothy Leehealey
	Address:	21 Whitesands Dr.
Newport Coast, CA 92657
Telephone:
Facsimile:

/s/ Samuel Leehealey
Samuel Healey
	Address:	21 Whitesands Dr.
Newport Coast, CA 92657
Telephone:
Facsimile:

/s/ Frank J. Sansone
Frank J. Sansone
Address:	2933 Arboridge Court
Fullerton, CA 92835
Telephone:
Facsimile:

SCHEDULE A

CONDITIONAL RESIGNATION

September 2, 2009

Secretary
Ditech Networks, Inc.
825 E. Middlefield Road
Mountain View, CA  94043

Dear Secretary:

I hereby tender my resignation as a member of the Board of Directors of Ditech Networks, Inc., which shall be effective only in the event that both (a) Lamassu Holdings L.L.C. and its affiliates shall cease to beneficially own, collectively, at least 5% of the outstanding shares of Ditech Networks, Inc., and (b) the Board of Directors of Ditech Networks, Inc. accepts this resignation.

Very truly yours,

[Name]

SCHEDULE B

PRESS RELEASE

Ditech Networks and Lamassu Holdings LLC Settle Proxy Contest

Parties Reach an Agreement Related to Board Nominees for Ditech’s 2009 Annual Meeting

Mountain View, CA – (BusinessWire – September 2, 2009) - Ditech Networks (NASDAQ: DITC), a global leader in mobile voice processing solutions, today announced that it has settled with Lamassu Holdings LLC on nominees to the company’s Board of Directors.  Under the terms of the settlement, the company has agreed to nominate Frank Sansone, Lamassu Holding’s candidate and Alan B. Howe, an experienced industry veteran as new directors.

In view of the settlement agreement with Lamassu and the termination of the proxy contest, Mr. Greg Avis, who has served on the company’s board of directors since 1997, and Mr. Andrei Manoliu, who has served on the company’s board of directors since 2000, have announced they will retire from the board of directors and will not stand for re-election.

About Ditech Networks

Ditech Networks is revolutionizing modern communications with advanced voice processing solutions that perform tasks spanning from voice-enabled Web 2.0 and unified communications services to voice quality enhancement. Ditech believes in the power and simplicity of human speech; its solutions deliver high-quality voice communication and will enable compelling voice capabilities to new communications methods like social networking and text messaging, allowing consumers to use voice in ways that make sense in today’s Web 2.0-savvy world.

Press Contact:	Investor Contact:
Rob Adler	Bill Tamblyn
415 984 1970	650-623-1309

Ditech Networks, Voice Quality Assurance, Quad Voice Processor, and Broadband Voice Processor are trademarks or registered trademarks of Ditech Networks, Inc. All other trademarks are the property of their respective owners.

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